April 22, 2012

The Board of Directors iVoiceIdeas, Inc.

Clay Thomas, P.C.

Certified Public Accountant

I have reviewed the accompanying consolidated balance sheet of iVoiceIdeas, Inc. as of March 31, 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period then ended, in accordance with statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of iVoiceIdeas, Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles. My review was made for the purpose of expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles. The information contained in the accompanying schedules of sales, cost of sales, and operating expenses is presented for supplementary analysis purposes. Such information has been subjected to the inquiry and analytical procedures applied in the review of the basic financial statements and I am not aware of any material modifications that should be made thereto.

//s// Clay Thomas, PC
Clay Thomas, PC